As filed with the Securities and Exchange Commission on July 8, 2008
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. Global Investors, Inc.
(Exact Name of Registrant as Specified in its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	74-1598370 (IRS Employer Identification No.)

7900 Callaghan Road
San Antonio, Texas 78229
(Address of Principal Executive Offices)(Zip Code)

U.S. Global Investors, Inc. 401(k) Plan
(Full Title of the Plan)

Susan B. McGee
President and General Counsel
U.S. Global Investors, Inc.
7900 Callaghan Road
San Antonio, Texas 78229
(210) 308-1234
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered (1)	Share (2)	Price	Fee (3)
Class A common stock, par value $0.025 per share	200,000 shares	$16.76	$3,352,000	$132

(1)	Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of Class A common stock which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the U.S. Global Investors, Inc. 401(k) Plan. In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests in the U.S. Global Investors, Inc. 401(k) Plan.

(2)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low sale prices reported on the NASDAQ Capital Market on June 30, 2008.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price per share multiplied by .00003930.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Explanatory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by us with the Commission are incorporated by reference into this Registration Statement:
(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the Commission on September 12, 2007.

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007; December 31, 2007; and March 31, 2008, filed with the Commission on November 7, 2007; February 8, 2008; and May 9, 2008, respectively.

(c)	The description of our Class A common stock, par value $0.025 per share, contained in our Registration Statement on Form 8-A (Registration No. 0-13928) filed with the Commission on October 25, 1985 and including any additional amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article 2.02(16) of the Texas Business Corporation Act (the “TBCA”) empowers U.S. Global Investors, Inc. (“U.S. Global”) to indemnify directors, officers, employees and agents of U.S. Global and to purchase liability insurance for those persons to the extent permitted by Article 2.02-1 of the TBCA.
     Article 2.02-1 of the TBCA in part provides that a corporation may indemnify its officers and directors for any liability if it is determined that such officer or director (i) conducted himself in good faith, (ii) reasonably believes, in the case of conduct in his official capacity as an officer or director, that his conduct was in the corporation’s best interest, and in all other cases, that his conduct was at least not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. These determinations must be made (i) by a majority vote of a quorum consisting of the directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding, (iii) by special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (i) or (ii) above, or, if such a quorum cannot be obtained and such a committee vote cannot be established, by a majority vote of all directors, or (iv) by the shareholders in a vote that excludes the shares that are held by directors and officers who are named defendants or respondents in the proceeding.
     Under Article 2.02-1 of the TBCA, an officer or a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, but if the officer or director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the officer or director, the indemnification: (i) is limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the officer or director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea nolo contendere or its equivalent is not of itself determinative that the officer or director did not meet the requirements set forth above. An officer or director shall be deemed to have been found liable in respect of any claim, issue or matter only after the officer or director shall have been so adjudicated by a court of competent jurisdiction after exhaustion of all appeals therefrom.
     Article 2.02-1 of the TBCA further authorizes a corporation to pay the reasonable expenses incurred by an officer or director in advance of the final disposition of such proceeding if the corporation receives a written affirmation by the officer or director of his good faith belief that he has met the standard of conduct necessary for indemnification as well as a written undertaking to repay the amount paid by the corporation if it is ultimately determined that the officer or director has not met the requirements for indemnification. In addition, Article 2.02-1 of the TBCA empowers a corporation to indemnify and advance reasonable expenses to an employee, agent and certain other persons to the same extent it may indemnify in advance expenses to officers and directors.
     Finally, Article 2.02-1 of the TBCA empowers a corporation to purchase and maintain insurance on behalf of directors, officers, employees, agents and certain other persons against any liability asserted against such persons, whether or not the corporation would have the power to indemnify such persons against that liability under Article 2.02-1 of the TBCA.
     Under U.S. Global’s Bylaws, U.S. Global shall, to the fullest extent to which it is empowered to do so by the TBCA or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of U.S. Global or is or was serving at the request of U.S. Global as a director, officer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. U.S. Global’s obligations under its Bylaws include, but are not limited to, the convening of a meeting and the consideration of any matter thereby, required by statute in order to determine the eligibility of an officer or director for indemnification. U.S. Global’s obligation to indemnify and prepay expenses under its Bylaws shall arise, and all rights granted to directors, officers, employees or agents thereunder shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or contact to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.
     Accordingly, under U.S. Global’s Bylaws, no action taken by U.S. Global, either by amendment of its Bylaws or its Articles of Incorporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under U.S. Global’s Bylaws which have become vested prior to the date that such amendment or corporation action is taken. Further, under U.S. Global’s Bylaws, the Board of Directors has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not U.S. Global would have the power to indemnify him against such liability under the provisions of the TBCA, U.S. Global’s Articles of Incorporation or U.S. Global’s Bylaws.
     U.S. Global has purchased liability insurance policies covering its directors and officers to provide protection where U.S. Global cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Restated and Amended Articles of Incorporation of Company, incorporated by reference to the Company’s Form 10-Q for the quarterly report ended March 31, 2007 (EDGAR Accession Number 000075811-06-000076)

4.2	Amended and Restated By-Laws of Company, incorporated by reference to Exhibit 3.02 of the Company’s Form 8-K filed on November 8, 2006 (EDGAR Accession Number 000095134-07-010817)

23.1	Consent of BDO Seidman LLP

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	U.S. Global Investors, Inc. 401(k) Plan
     The Registrant undertakes that a prototype of the U.S. Global Investors, Inc. 401(k) Plan (the “Plan”) has been submitted to the Internal Revenue Service (the “IRS”) and the IRS has determined that this prototype is acceptable under Section 401 of the Internal Revenue Code for use by employers for the benefit of their employees.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on July 8, 2008.

U.S. Global Investors, Inc.
By:	/s/ Susan B. McGee
	Name:	Susan B. McGee
	Title:	President and General Counsel

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Frank E. Holmes, Susan B. McGee, Catherine A. Rademacher, Jerold H. Rubinstein, Thomas F. Lydon, Jr., and Roy D. Terracina, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement (including registration statements filed pursuant to Rule 462(b) under the Securities Act), whether pre-effective or post-effective, any related registration statement that registers additional securities pursuant to General Instruction E of Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank E. Holmes Frank E. Holmes	Chief Executive Officer, Chief Investment Officer	June 27, 2008

/s/ Susan B. McGee Susan B. McGee	President and General Counsel	June 27, 2008

/s/ Catherine A. Rademacher Catherine A. Rademacher	Chief Financial Officer	June 30, 2008

/s/ Jerold H. Rubinstein Jerold H. Rubinstein	Chairman of the Board of Directors	June 27, 2008

/s/ Thomas F. Lydon, Jr. Thomas F. Lydon, Jr.	Director	June 27, 2008

/s/ Roy D. Terracina Roy D. Terracina	Director	June 27, 2008

Pursuant to the requirements of the Securities Act, the administrator of the U.S. Global Investors, Inc. 401(k) Plan has duly caused this Registration Statement to be signed on behalf of the U.S. Global Investors, Inc. 401(k) Plan by the undersigned, on, July 8, 2008.

U.S. Global Investors, Inc. 401(k) Plan
By:	/s/ Frank E. Holmes
	Name:	Frank E. Holmes
	Title:	Chief Executive Officer of U.S. Global Investors, Inc. Plan Administrator

Exhibit Index

Exhibit No.	Description

4.1	Fourth Restated and Amended Articles of Incorporation of Company, incorporated by reference to the Company’s Form 10-Q for the quarterly report ended March 31, 2007 (EDGAR Accession Number 000075811-06-000076)

4.2	Amended and Restated By-Laws of Company, incorporated by reference to Exhibit 3.02 of the Company’s Form 8-K filed on November 8, 2006 (EDGAR Accession Number 000095134-07-010817)

23.1	Consent of BDO Seidman LLP

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	U.S. Global Investors, Inc. 401(k) Plan